Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

GDEV Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
Equity	Ordinary shares issuable on exercise of warrants	12,499,993(1)	N/A	Form F-4	333-257103	July 30, 2021

(1)The securities to which this registration statement relates, 12,499,993 ordinary shares issuable on exercise of warrants, were previously registered on an earlier registration statement on Form F-4 (File No. 333-257103) (the “Prior Registration Statement”). Pursuant to Rule 429(b) under the Securities Act, this registration statement, upon effectiveness, will constitute a post-effective amendment to the Prior Registration Statement, which post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of the Securities Act. Pursuant to Rule 457(b) and Rule 429 under the Securities Act of 1933, as amended, no separate registration fee is payable with respect to the registration of such 12,499,993 ordinary shares because those shares were previously registered on the Prior Registration Statement.